CSK Auto Corporation Announces Entry into Fourth Waiver to Credit Agreement; Updates Filing
Status

PHOENIX, AZ, August 13, 2007 – CSK Auto Corporation (NYSE: CAO) (the “Company”) announced today that its wholly owned subsidiary, CSK Auto, Inc., has entered into a fourth waiver (the “Waiver”) to its Second Amended and Restated Credit Agreement, which generally provides for an extension until September 15, 2007 for the Company to file its Form 10-Qs for each of the quarters of fiscal 2006 and for the first quarter of fiscal 2007, and until October 15, 2007 for the Company to file its Form 10-Q for the second quarter of fiscal 2007. The Company will pay a fee of $162,500 in consideration for the Waiver.

The Company expects to file its remaining fiscal 2006 periodic SEC reports shortly.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of August 5, 2007, the Company operated 1,336 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts, and Murray’s Discount Auto Stores.

Safe Harbor Statement
Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the SEC. The Company makes no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made.

CONTACT: CSK Auto Corporation, Phoenix
Brenda Bonn, 602-631-7483
Manager, Investor Relations